Exhibit 99.1

Southern First Reports Fourth Quarter 2024 Results

Greenville, South Carolina, January 28, 2025 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three and twelve months ended December 31, 2024.

“Our financial performance this quarter reflects continued momentum in margin and gives us great optimism as a starting point for 2025. Asset quality remained outstanding with excellent performance metrics and a positive outlook. Our balance sheet performed as we expected with the Fed’s interest rate cuts, and our margin continued to expand each quarter this year. Our capital ratios remain strong, and we are pleased with our growth in book value to $40.47 to end the year.” stated Art Seaver, Chief Executive Officer. “After 25 years, we are proud of the company we have built and our continued mission to impact lives in the communities we serve. We are well-positioned with a strong balance sheet and healthy pipelines to continue the positive trends in performance and generating value for our shareholders.”

2024 Fourth Quarter Highlights

•	Net income of $5.6 million and diluted earnings per common share of $0.70, up 30% over last quarter and 37% compared to Q4 2023
•	Total loans of $3.6 billion and total deposits of $3.4 billion
•	Nonperforming assets to total assets of 0.27% and past due loans to total loans of 0.25%
•	Net interest margin of 2.25%, compared to 2.08% for Q3 2024 and 1.92% for Q4 2023
•	Book value per common share of $40.47 and a TCE ratio of 8.08%

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
	2024	2024	2024	2024	2023
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$5,627	4,382	2,999	2,522	4,167
Earnings per common share, diluted	0.70	0.54	0.37	0.31	0.51
Total revenue(1)	25,237	23,766	23,051	21,309	21,390
Net interest margin (tax-equivalent)(2)	2.25%	2.08%	1.98%	1.94%	1.92%
Return on average assets(3)	0.54%	0.43%	0.29%	0.25%	0.40%
Return on average equity(3)	6.80%	5.40%	3.81%	3.22%	5.39%
Efficiency ratio(4)	73.48%	75.90%	80.87%	84.94%	79.61%
Noninterest expense to average assets (3)	1.78%	1.75%	1.81%	1.81%	1.64%
Balance Sheet ($ in thousands):
Total loans(5)	$3,631,767	3,619,556	3,622,521	3,643,766	3,602,627
Total deposits	3,435,765	3,518,825	3,459,869	3,460,681	3,379,564
Core deposits(6)	2,661,736	2,705,429	2,788,223	2,807,473	2,811,499
Total assets	4,087,593	4,174,631	4,109,849	4,105,704	4,055,789
Book value per common share	40.47	40.04	39.09	38.65	38.63
Loans to deposits	105.70%	102.86%	104.70%	105.29%	106.60%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	12.70%	12.61%	12.77%	12.59%	12.56%
Tier 1 risk-based capital ratio	11.16%	10.99%	10.80%	10.63%	10.59%
Leverage ratio	8.55%	8.50%	8.27%	8.44%	8.14%
Common equity tier 1 ratio(8)	10.75%	10.58%	10.39%	10.22%	10.18%
Tangible common equity(9)	8.08%	7.82%	7.76%	7.68%	7.70%
Asset Quality Ratios:
Nonperforming assets/total assets	0.27%	0.28%	0.27%	0.09%	0.10%
Classified assets/tier one capital plus allowance for credit losses	4.25%	4.35%	4.22%	3.99%	4.25%
Loans 30 days or more past due/loans(5)	0.25%	0.16%	0.30%	0.36%	0.37%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	0.04%	0.05%	0.07%	0.03%	0.00%
Allowance for credit losses/loans(5)	1.10%	1.11%	1.11%	1.11%	1.13%
Allowance for credit losses/nonaccrual loans	366.94%	346.78%	357.95%	1,109.13%	1,026.58%

[Footnotes to table located on page 6]

income statements – Unaudited

	Quarter Ended					Twelve Months Ended
	Dec 31	Sept 30	Jun 30	Mar 31	Dec 31	December 31
(in thousands, except per share data)	2024	2024	2024	2024	2023	2024	2023
Interest income
Loans	$47,163	47,550	46,545	45,605	44,758	186,863	166,137
Investment securities	1,504	1,412	1,418	1,478	1,674	5,812	4,463
Federal funds sold	2,465	2,209	2,583	1,280	2,703	8,537	6,998
Total interest income	51,132	51,171	50,546	48,363	49,135	201,212	177,598
Interest expense
Deposits	25,901	27,725	28,216	26,932	27,127	108,774	91,373
Borrowings	2,773	2,855	2,802	2,786	2,948	11,216	8,571
Total interest expense	28,674	30,580	31,018	29,718	30,075	119,990	99,944
Net interest income	22,458	20,591	19,528	18,645	19,060	81,222	77,654
Provision (reversal) for credit losses	(200)	-	500	(175)	(975)	125	1,260
Net interest income after provision for credit losses	22,658	20,591	19,028	18,820	20,035	81,097	76,394
Noninterest income
Mortgage banking income	1,024	1,449	1,923	1,164	868	5,560	4,036
Service fees on deposit accounts	499	455	423	387	371	1,764	1,382
ATM and debit card income	607	599	587	544	565	2,337	2,245
Income from bank owned life insurance	407	401	384	377	361	1,569	1,379
Other income	242	271	206	192	165	911	818
Total noninterest income	2,779	3,175	3,523	2,664	2,330	12,141	9,860
Noninterest expense
Compensation and benefits	10,610	10,789	11,290	10,857	9,401	43,546	40,275
Occupancy	2,587	2,595	2,552	2,557	2,718	10,291	10,255
Outside service and data processing costs	2,003	1,930	1,962	1,846	2,000	7,741	7,078
Insurance	1,077	1,025	965	955	937	4,022	3,766
Professional fees	656	548	582	618	581	2,404	2,496
Marketing	335	319	389	369	364	1,412	1,357
Other	1,276	833	903	898	1,027	3,910	3,600
Total noninterest expenses	18,544	18,039	18,643	18,100	17,028	73,326	68,827
Income before provision for income taxes	6,893	5,727	3,908	3,384	5,337	19,912	17,427
Income tax expense	1,266	1,345	909	862	1,170	4,382	4,001
Net income available to common shareholders	$5,627	4,382	2,999	2,522	4,167	15,530	13,426

Earnings per common share – Basic	$0.70	0.54	0.37	0.31	0.51	1.92	1.67
Earnings per common share – Diluted	0.70	0.54	0.37	0.31	0.51	1.91	1.66
Basic weighted average common shares	8,023	8,064	8,126	8,110	8,056	8,081	8,047
Diluted weighted average common shares	8,097	8,089	8,141	8,142	8,080	8,117	8,078

[Footnotes to table located on page 6]

Net income for the fourth quarter of 2024 was $5.6 million, or $0.70 per diluted share, a $1.2 million increase from the third quarter of 2024 and a $1.5 million increase from the fourth quarter of 2023. Net interest income increased $1.9 million during the fourth quarter of 2024, compared to the third quarter of 2024, and increased $3.4 million, compared to the fourth quarter of 2023. The increase in net interest income from the prior quarter and prior year was primarily driven by an increase in interest income on loans and a decrease in interest expense on deposits.

There was a reversal of the provision for credit losses of $200 thousand for the fourth quarter of 2024, compared to no provision for credit losses during the third quarter of 2024 and a reversal of the provision for credit losses of $975 thousand during the fourth quarter of 2023. The provision reversal during the fourth quarter of 2024 includes a $250 thousand reversal of the provision for credit losses and a $50 thousand increase in the reserve for unfunded commitments. The reversal of the provision for credit losses was driven by lower expected loss rates and few charge-offs, while the increase in the reserve for unfunded commitments was driven by an increase in the balance of unfunded commitments at December 31, 2024, compared to the previous quarter and year.

Noninterest income was $2.8 million for the fourth quarter of 2024, compared to $3.2 million for the third quarter of 2024, and $2.3 million for the fourth quarter of 2023. Mortgage banking income continues to be the largest component of our noninterest income at $1.0 million in fee revenue for the fourth quarter of 2024, $1.4 million for the third quarter of 2024, and $868 thousand for the fourth quarter of 2023. Mortgage closing volume increased in the fourth quarter of 2024; however, the linked quarter decrease in fee revenue is attributable to more loans being held in the loan portfolio with fewer sold into the secondary market.

Noninterest expense for the fourth quarter of 2024 was $18.5 million, a $505 thousand increase from the third quarter of 2024, and a $1.5 million increase from the fourth quarter of 2023. The increase in noninterest expense from the previous quarter was driven by an increase in professional fees and other noninterest expense, which includes increases in business tax expense, collection costs and dues and subscription expenses. The increase in noninterest expense from the previous year related primarily to increases in compensation and benefits, insurance, and other noninterest expenses.

Our effective tax rate was 18.4% for the fourth quarter of 2024, 23.5% for the third quarter of 2024, and 21.9% for the fourth quarter of 2023. The lower tax rate in the fourth quarter of 2023 compared to the prior quarter and prior year primarily relates to the effect of equity compensation transactions and return to provision differences on our actual tax rate during the quarter compared to what was estimated during the year.

Net interest income and margin - Unaudited

				For the Three Months Ended
	December 31, 2024			September 30, 2024			December 31,2023
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$ 203,065	$ 2,465	4.83%	$ 158,222	$ 2,209	5.55%	$ 197,482	$ 2,703	5.43%
Investment securities, taxable	145,932	1,462	3.99%	137,087	1,370	3.98%	151,969	1,632	4.26%
Investment securities, nontaxable(2)	7,988	55	2.72%	8,047	55	2.70%	7,831	55	2.76%
Loans(10)	3,620,765	47,163	5.18%	3,629,050	47,550	5.21%	3,586,863	44,758	4.95%
Total interest-earning assets	3,977,750	51,145	5.12%	3,932,406	51,184	5.18%	3,944,145	49,148	4.94%
Noninterest-earning assets	158,779			158,550			174,717
Total assets	$4,136,529			$4,090,956			$4,118,862
Interest-bearing liabilities
NOW accounts	$ 300,902	693	0.92%	$ 314,669	835	1.06%	$ 301,424	656	0.86%
Savings & money market	1,492,534	13,525	3.61%	1,523,834	15,287	3.99%	1,697,144	17,042	3.98%
Time deposits	992,335	11,683	4.68%	909,192	11,603	5.08%	759,839	9,429	4.92%
Total interest-bearing deposits	2,785,771	25,901	3.70%	2,747,695	27,725	4.01%	2,758,407	27,127	3.90%
FHLB advances and other borrowings	240,000	2,295	3.80%	240,065	2,297	3.81%	257,880	2,387	3.67%
Subordinated debentures	24,903	478	7.64%	36,261	558	6.12%	36,305	561	6.13%
Total interest-bearing liabilities	3,050,674	28,674	3.74%	3,024,021	30,580	4.02%	3,052,592	30,075	3.91%
Noninterest-bearing liabilities	756,636			744,025			759,413
Shareholders’ equity	329,219			322,910			306,857
Total liabilities and shareholders’ equity	$4,136,529			$4,090,956			$4,118,862
Net interest spread			1.38%			1.16%			1.04%
Net interest income (tax equivalent) / margin		$22,471	2.25%		$20,604	2.08%		$19,073	1.92%
Less: tax-equivalent adjustment(2)		13			13			13
Net interest income		$22,458			$20,591			$19,060

[Footnotes to table located on page 6]

Net interest income was $22.5 million for the fourth quarter of 2024, a $1.9 million increase from the third quarter of 2024, driven by a $1.9 million decrease in interest expense. The decrease in interest expense was driven by a 31 basis point reduction in rate on our interest-bearing deposits over the previous quarter. In comparison to the fourth quarter of 2023, net interest income increased $3.4 million, resulting primarily from an 18-basis point increase in the average yield on our interest-earning assets. Our net interest margin, on a tax-equivalent basis, was 2.25% for the fourth quarter of 2024, a 17 basis point increase from 2.08% for the third quarter of 2024 and a 33 basis point increase from 1.92% for the fourth quarter of 2023.

Balance sheets - Unaudited

	Ending Balance
	December 31	September 30	June 30	March 31	December 31
(in thousands, except per share data)	2024	2024	2024	2024	2023
Assets
Cash and cash equivalents:
Cash and due from banks	$22,553	25,289	21,567	13,925	28,020
Federal funds sold	128,452	226,110	164,432	144,595	119,349
Interest-bearing deposits with banks	11,858	9,176	8,828	8,789	8,801
Total cash and cash equivalents	162,863	260,575	194,827	167,309	156,170
Investment securities:
Investment securities available for sale	132,127	134,597	121,353	125,996	134,702
Other investments	19,490	19,640	18,653	18,499	19,939
Total investment securities	151,617	154,237	140,006	144,495	154,641
Mortgage loans held for sale	4,565	8,602	14,759	11,842	7,194
Loans (5)	3,631,767	3,619,556	3,622,521	3,643,766	3,602,627
Less allowance for credit losses	(39,914)	(40,166)	(40,157)	(40,441)	(40,682)
Loans, net	3,591,853	3,579,390	3,582,364	3,603,325	3,561,945
Bank owned life insurance	54,070	53,663	53,263	52,878	52,501
Property and equipment, net	88,794	90,158	91,533	93,007	94,301
Deferred income taxes	13,467	11,595	12,339	12,321	12,200
Other assets	20,364	16,411	20,758	20,527	16,837
Total assets	$4,087,593	4,174,631	4,109,849	4,105,704	4,055,789
Liabilities
Deposits	$3,435,765	3,518,825	3,459,869	3,460,681	3,379,564
FHLB Advances	240,000	240,000	240,000	240,000	275,000
Subordinated debentures	24,903	24,903	36,376	36,349	36,322
Other liabilities	56,481	64,365	54,856	53,418	52,436
Total liabilities	3,757,149	3,848,093	3,791,101	3,790,448	3,743,322
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	82	82	82	82	81
Nonvested restricted stock	(3,884)	(4,219)	(4,710)	(5,257)	(3,596)
Additional paid-in capital	124,641	124,288	124,174	124,159	121,777
Accumulated other comprehensive loss	(11,472)	(9,063)	(11,866)	(11,797)	(11,342)
Retained earnings	221,077	215,450	211,068	208,069	205,547
Total shareholders’ equity	330,444	326,538	318,748	315,256	312,467
Total liabilities and shareholders’ equity	$4,087,593	4,174,631	4,109,849	4,105,704	4,055,789
Common Stock
Book value per common share	$40.47	40.04	39.09	38.65	38.63
Stock price:
High	44.86	36.45	30.36	38.71	37.15
Low	33.26	27.70	25.70	29.80	25.16
Period end	39.75	34.08	29.24	31.76	37.10
Common shares outstanding	8,165	8,156	8,155	8,156	8,088

[Footnotes to table located on page 6]

Asset quality measures - Unaudited

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2024	2024	2024	2024	2023
Nonperforming Assets
Commercial
Non-owner occupied RE	$7,641	7,904	7,949	1,410	1,423
Commercial business	1,016	838	829	488	319
Consumer
Real estate	1,908	2,448	1,875	1,380	985
Home equity	312	393	565	367	1,236
Other	-	-	-	1	-
Total nonaccrual loans	10,877	11,583	11,218	3,646	3,963
Other real estate owned	-	-	-	-	-
Total nonperforming assets	$10,877	11,583	11,218	3,646	3,963
Nonperforming assets as a percentage of:
Total assets	0.27%	0.28%	0.27%	0.09%	0.10%
Total loans	0.30%	0.32%	0.31%	0.10%	0.11%
Classified assets/tier 1 capital plus allowance for credit losses	4.25%	4.35%	4.22%	3.99%	4.25%
	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2024	2024	2024	2024	2023
Allowance for Credit Losses
Balance, beginning of period	$40,166	40,157	40,441	40,682	41,131
Loans charged-off	(143)	(118)	(1,049)	(424)	(119)
Recoveries of loans previously charged-off	141	127	15	183	310
Net loans (charged-off) recovered	(2)	9	(1,034)	(241)	191
Provision for (reversal of) credit losses	(250)	-	750	-	(640)
Balance, end of period	$39,914	40,166	40,157	40,441	40,682
Allowance for credit losses to gross loans	1.10%	1.11%	1.11%	1.11%	1.13%
Allowance for credit losses to nonaccrual loans	366.94%	346.78%	357.95%	1,109.13%	1,026.58%
Net charge-offs (recoveries) to average loans QTD (annualized)	0.00%	0.00%	0.11%	0.03%	(0.02%)

Total nonperforming assets decreased by $706 thousand during the fourth quarter of 2024, representing 0.27% of total assets compared to 0.28% for the third quarter of 2024 and 0.10% for the fourth quarter of 2023. While we added four new relationships to nonaccrual status during the fourth quarter of 2024, there were also seven relationships which either returned to accrual status or paid off during the quarter. In addition, our classified asset ratio decreased to 4.25% for the fourth quarter of 2024 from 4.35% in the third quarter of 2024 and remained unchanged at 4.25% in the fourth quarter of 2023.

At December 31, 2024, the allowance for credit losses was $39.9 million, or 1.10% of total loans, compared to $40.2 million, or 1.11% of total loans at September 30, 2024, and $40.7 million, or 1.13% of total loans, at December 31, 2023. We had net charge-offs of $2 thousand, or 0.00% annualized, for the fourth quarter of 2024, compared to net recoveries of $9 thousand for the third quarter of 2024 and net recoveries of $191 thousand for the fourth quarter of 2023. There was a reversal of the provision for credit losses of $250 thousand for the fourth quarter of 2024, compared to no provision for credit losses for the third quarter of 2024 and a reversal of the provision of credit losses of $640 thousand for the fourth quarter of 2023. The provision reversal was driven by lower expected loss rates resulting from low charge-offs during the quarter and year.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2024	2024	2024	2024	2023
Commercial
Owner occupied RE	$651,597	642,608	642,008	631,047	631,657
Non-owner occupied RE	924,367	917,642	917,034	944,530	942,529
Construction	103,204	144,665	144,968	157,464	150,680
Business	556,117	521,535	527,017	520,073	500,161
Total commercial loans	2,235,285	2,226,450	2,231,027	2,253,114	2,225,027
Consumer
Real estate	1,128,629	1,132,371	1,126,155	1,101,573	1,082,429
Home equity	204,897	195,383	189,294	184,691	183,004
Construction	20,874	21,582	32,936	53,216	63,348
Other	42,082	43,770	43,109	51,172	48,819
Total consumer loans	1,396,482	1,393,106	1,391,494	1,390,652	1,377,600
Total gross loans, net of deferred fees	3,631,767	3,619,556	3,622,521	3,643,766	3,602,627
Less—allowance for credit losses	(39,914)	(40,166)	(40,157)	(40,441)	(40,682)
Total loans, net	$3,591,853	3,579,390	3,582,364	3,603,325	3,561,945

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2024	2024	2024	2024	2023
Non-interest bearing	$683,081	689,749	683,291	671,708	674,167
Interest bearing:
NOW accounts	314,588	339,412	293,875	293,064	310,218
Money market accounts	1,438,530	1,423,403	1,562,786	1,603,796	1,605,278
Savings	31,976	29,283	28,739	32,248	31,669
Time, less than $250,000	193,562	223,582	219,532	206,657	190,167
Time and out-of-market deposits, $250,000 and over	774,028	813,396	671,646	653,208	568,065
Total deposits	$3,435,765	3,518,825	3,459,869	3,460,681	3,379,564

Footnotes to tables:
(1) Total revenue is the sum of net interest income and noninterest income.
(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(3) Annualized for the respective three-month period.
(4) Noninterest expense divided by the sum of net interest income and noninterest income.
(5) Excludes mortgage loans held for sale.
(6) Excludes out of market deposits and time deposits greater than $250,000 totaling $774,028,000.
(7) December 31, 2024 ratios are preliminary.
(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(10) Includes mortgage loans held for sale.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $4.1 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.”  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “preliminary”, “intend,” “plan,” “target,” “continue,” “lasting,” and “project,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan and deposit growth as well as pricing of each product, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to Congress and the office of the President on the regulatory landscape and capital markets; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (7) changes in interest rates, which may continue to affect the company’s net income, interest expense, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; (8) elevated inflation which may cause adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; (9) any increase in FDIC assessments which have increased and may continue to increase our cost of doing business; and (10) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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WEB SITE: www.southernfirst.com